Exhibit 99.1

Embargoed until January 8, 2017 @ 6:00 p.m. EST

Contact:

J.P. Fielder

Exact Sciences Corp.

jpfielder@exactsciences.com

608-210-5220

Exact Sciences to report $99 million in revenues, 150 percent growth for 2016

•                  Preliminary revenues between $99.0 million and $99.5 million for 2016, a year-over-year increase of 150 percent;

•                  244,000 Cologuard tests completed in 2016, a year-over-year increase of 134%;

•                  9,500 additional providers ordered Cologuard during the fourth quarter, and insurance coverage expanded by 67 percent during 2016.

MADISON, Wis., Jan. 8, 2017 — Exact Sciences Corp. (Nasdaq: EXAS) announced today that the company expects to report revenues of between $34.9 million and $35.4 million for the fourth quarter ended Dec. 31, 2016, an increase of 142 percent from the same quarter of 2015. The company completed approximately 82,000 Cologuard tests during the fourth quarter of 2016, which represents growth of 114 percent from the same period of 2015.

For the full-year 2016, the company anticipates revenues of between $99.0 million and $99.5 million, a year-over-year increase of 150 percent. Completed Cologuard test volume during 2016 was approximately 244,000 tests, a 134-percent increase from 2015.

More than 9,500 health care providers ordered Cologuard for the first time during the fourth quarter ended Dec. 31, 2016.  The number of providers who have ordered Cologuard since it was launched increased to nearly 60,000 during 2016, an increase of 122 percent from the prior year.

Insurance coverage of Cologuard expanded by 67 percent during 2016. Coverage has increased by 62 million lives since June 2016, when Cologuard was included in the U.S. Preventive Services Task Force’s final colorectal cancer screening recommendations. More than 163 million people are in health plans that cover Cologuard as of Jan. 6, 2017.

“Cologuard is becoming a standard of care for 80 million Americans who should be screened for colon cancer,” said Kevin Conroy, Exact Sciences’ chairman and CEO. “Strong demand for Cologuard from both patients and health care providers reflects the great need for this innovative, easy-to-use colon cancer screening test.”

Exact Sciences has not completed preparation of its financial statements for the fourth quarter or full year of 2016. The preliminary, unaudited results presented in this news release for the quarter and year ended Dec. 31, 2016 are based on current expectations and are subject to year-end closing adjustments. Actual results may differ.

Exact Sciences will report 2016 financial results and provide revenue and Cologuard test volume guidance on its February 2017 earnings call.

About Cologuard

Cologuard was approved by the FDA in August 2014 and results from Exact Sciences’ prospective 90-site, point-in-time, 10,000-patient pivotal trial were published in the New England Journal of Medicine in March 2014. Cologuard is included in the recommendations of the U.S. Preventive Services Task Force (2016) and the American Cancer Society’s (2014) colorectal cancer screening guidelines. Stool DNA is included in the combined screening guidelines of the American Cancer Society / U.S. Multi-Society Task Force/American College of Radiology (2008), the American College of Gastroenterology guidelines (2009) and the National Comprehensive Cancer Network (2016). Cologuard is indicated to screen adults of either sex, 50 years or older, who are at average risk for colorectal cancer. Cologuard is not for everyone and is not a replacement for diagnostic colonoscopy or surveillance colonoscopy in high-risk individuals. False positives and false negatives do occur. Any positive test result should be followed by a diagnostic colonoscopy. Following a negative result, patients should continue participating in a screening program at an interval and with a method appropriate for the individual patient. Cologuard performance when used for repeat testing has not been evaluated or established. For more information about Cologuard, visit www.CologuardTest.com. Rx Only.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on the early detection and prevention of the deadliest forms of cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. For more information, please visit the company’s website at www.exactsciences.com, follow Exact Sciences on Twitter @ExactSciences or find Exact Sciences on Facebook .

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. All statements other than statements of historical facts included in this news release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, anticipated results of our sales and marketing efforts, expectations concerning payor reimbursement and the anticipated results of our product development efforts. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and healthcare providers; the willingness of health insurance companies and other payors to cover Cologuard and reimburse us for our performance of the Cologuard test; the amount and nature of competition from other cancer screening products and services; the effects of any healthcare reforms, including the Affordable Care Act, or changes in healthcare pricing, coverage and reimbursement; recommendations, guidelines and quality metrics issued by various organizations such as the U.S. Preventive Services Task Force , the American Cancer Society , and the National Committee for Quality Assurance regarding cancer screening or our products and services; our ability to successfully develop new products and services; our success establishing and maintaining collaborative, licensing and supplier arrangements; our ability to maintain regulatory approvals and comply with applicable regulations; and the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Report(s) on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.